News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G DECLARES DIVIDEND INCREASE

CINCINNATI, April 10, 2018 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared an increased quarterly dividend of $0.7172 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after May 15, 2018, to Common Stock shareholders of record at the close of business on April 20, 2018, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on April 20, 2018. This represents a 4% increase compared to the prior quarterly dividend.
This dividend increase marks the 62nd consecutive year that P&G has increased its dividend, demonstrating its commitment to – and extending its long-term track record of – returning cash to shareholders.  The Company expects total dividend payments to shareholders of nearly $7.5 billion in fiscal year 2018, bringing total dividends paid over the last decade to $65 billion. P&G has been paying a dividend for 128 consecutive years since its incorporation in 1890.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

#    #    #

P&G Media Contact:
Jennifer Corso, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974